Exhibit 99.1

FOR IMMEDIATE RELEASE

Trans World Corporation Enters into Definitive Merger Agreement

Enterprise Value of $53.025 Million in Synergistic Transaction

NEW YORK – March 2, 2018 – Trans World Corporation (“TWC” or “Trans World” or the “Company”) (OTCQB: TWOC), a premier owner and operator of casinos and hotels in Europe, today announced it has entered into a definitive merger agreement providing for Trans World to become an indirect wholly-owned subsidiary of Far East Consortium International Limited (“FEC”). Under the terms of the merger agreement (the “Agreement”), FEC Investment (US) Limited (“FEC US”), a direct wholly-owned subsidiary of FEC Overseas Investment (UK) Limited (“FEC OIL”), an indirect wholly-owned subsidiary of FEC, will purchase (and merge with and into) Trans World, which will become a wholly owned subsidiary of FEC OIL. FEC is engaged in property development and investment, hotel operations and management, as well as car park and facilities management, in the Asia Pacific region and Europe.

Under the Agreement, FEC OIL will acquire all of the outstanding shares of Trans World Corporation in a transaction valued at approximately $53.025 million, including the assumption of net debt, up to $11.025 million.  The Company currently estimates that the net amount paid to holders of its common stock will be between approximately $38.815 million and $42.000 million, or $3.97 and $4.10 per share of the Company’s common stock,  based on adjustments as set forth in the Agreement relating to the amount of the Company’s net debt at closing.  The transaction is not subject to any financing conditions. The Agreement was approved by the Board of Directors of Trans World Corporation, and the transaction is expected to close during the second quarter of 2018.

On March 2, 2018, following execution of the Agreement, the holders of securities, whose ownership on such date represented approximately 87.9% of the outstanding shares of the Company’s common stock, delivered written consents approving the Agreement. No further approval of the shareholders of the Company is required to approve the Agreement and the transactions contemplated thereby, including the merger.

Michael Brodsky, Chairman of the Board of Trans World Corporation, said, "We are pleased to announce the planned merger of Trans World with FEC, reflecting an enterprise value of approximately $53 million. Trans World will be an excellent addition to the FEC portfolio of companies, as our business models and strategy are closely aligned.  The Board and I believe this is the right move for the Company at an attractive valuation for our shareholders."

Mr. Chris Hoong, Managing Director of FEC, added, “We are very excited about this transaction, as it strengthens our business in Europe. Trans World has the best-in-class casino assets in the region, with a  solid growth track record and improving operating efficiency. The recent regulatory changes in the Czech Republic have provided us with many development opportunities, and our merger with Trans World will produce synergistic benefits as well as bring excellent hotel properties and casinos to our portfolio. This acquisition will allow us to establish a gaming platform and additional stream of steady recurring cash flow to the company.”

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, the Company will prepare an information statement for the shareholders of the Company to be filed with the Securities and Exchange Commission (the “SEC”), and will mail the information statement to its shareholders and may file other documents regarding the proposed transaction with the SEC as well.  The Company urges investors and shareholders to read the information statement when it becomes available, as well as other documents filed with the SEC, because they will contain important information concerning the Company and the merger agreement. Investors and shareholders will be able to obtain, without charge, a copy of the information statement and other documents at the SEC’s website, http://www.sec.gov, or by contacting the Company’s investor relations’ consultant, Chris Witty, at 646-438-9385 or cwitty@darrowir.com.

Advisors

Union Gaming Securities is acting as financial advisor and Kane Kessler, PC is acting as legal advisor to Trans World Corporation.

About Trans World Corporation

Trans World Corporation, founded in 1993, is a publicly-traded, Nevada corporation, headquartered in the U.S., with all of its gaming and hotel operations in Europe. Additional information about TWC can be found on the Company’s website at www.transwc.com.

About Far East Consortium International Limited

Far East Consortium International Limited has been listed on the Hong Kong Stock Exchange since 1972 (HKEx stock code: 35.HK). The Group is mainly engaged in property development and investment, hotel operation and management, as well as car park and facilities management. The Group adopts diversified regional strategy and the “Chinese Wallet” strategy with business covering Hong Kong, mainland China, Australia, Malaysia, Singapore, Europe and New Zealand.

The press release herein contains certain forward‐looking statements and data regarding forecasts, operating trends and future results of operations. For this purpose, any statements and data contained herein that are not historical fact may be deemed to be forward‐looking data. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipates,” “estimates,” or “continue” or comparable terminology or the negative thereof are intended to identify certain forward‐looking statements. These statements, by their nature, involve substantial risks and uncertainties, both known and unknown, and actual results may differ materially from any future results expressed or implied by such forward‐ looking statements. Such risks include but are not limited to, our dependence on our current management, the regulatory environment in which our operations reside, uncertainties over the development and success of our current and future gaming and hotel operations, general global macroeconomic and local economic conditions, extreme weather, and changes in tax or gaming laws or regulations. Additional information concerning potential factors that could affect the Company’s financial results, including other risks and uncertainties, is disclosed in our periodic reports filed with the U.S. Securities and Exchange Commission, including the Company’s Form 10‐K for the year ended December 31, 2016.  The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward‐looking statements or data whether as a result of new information, future events or otherwise.

Contact:

Chris Witty, Investor Relations

646-438-9385

cwitty@darrowir.com